Exhibit 99.1

RiceBran Technologies Names William J. Keneally as Interim Chief Financial Officer

Accomplished Public Company Finance Executive with Experience in M&A, Exits and Restructuring Succeeds Todd Mitchell, Who Has Resigned Effective April 17, 2023

TOMBALL, Texas, April 10, 2023 – RiceBran Technologies (NASDAQ: RIBT) (the “Company”), a global leader in the development and manufacture of nutritional and functional ingredients derived from rice and other small and ancient grains for human food, nutraceutical, pet care and equine feed applications, today announced that it has named William J. Keneally as Interim Chief Financial Officer, effective April 17, 2023. Mr. Keneally succeeds Todd Mitchell, who has resigned as Chief Financial Officer and Chief Operating Officer, effective April 17, 2023, to pursue a new professional opportunity.

Mr. Keneally is an accomplished public company finance executive with significant and diverse international management and operating experience and proven abilities in strategy, acquisitions, divestitures, valuations, analysis, restructuring, IPO, financial and operating systems, taxation, treasury, corporate finance and accounting. During his three-decade career, he has helped execute strategic exit transactions of more than $4 billion, in the aggregate, as well as multiple mergers and acquisitions. Mr. Keneally is also a Partner at CXO Partners, a new services firm of TechCXO, a provider of on-demand fractional and interim C-Suite executives for companies with annual revenues in the range of $30 million to $500 million-plus. He previously served as Chief Accounting Officer of Flutterwave, Inc., a venture-backed, African-focused provider of technology to enable individuals and businesses of all sizes to sell online, process receipts and payments, build financial products and use other specialized business tools. In this role, Mr. Keneally directed the initial and ongoing US GAAP and IFRS accounting and audits of the Company’s approximately 50 global subsidiaries. Mr. Keneally held a currently inactive CPA designation in the State of New York, and he received his Bachelor of Business Administration - Accounting Concentration from the University of Notre Dame.

“As RiceBran Technologies continues to evolve, positioning the company to disrupt large and growing markets with a healthier ingredient alternative, I believe my expertise in restructuring, cost containment and operations can help with its strategic initiatives,” added Mr. Keneally.

Peter Bradley, Executive Chairman, added, “Bill is the ideal person to help the Board of Directors complete its strategic review of our assets and determine the best way forward. His expertise in valuation analysis, strategic exits, and M&A will be invaluable during this important process. We thank Todd for his dedication and professionalism and wish him the best in his future endeavors.”

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company focused on the development, production, and marketing of products derived from traditional and ancient small grains. Notably, we are a global leader in the production and marketing of stabilized rice bran (SRB), and high value-added derivative products derived from SRB, as well as a processor of rice, rice co-products, and barley and oat products. We create and produce products utilizing proprietary processes to deliver improved nutrition, ease of use and extended shelf-life, while addressing consumer demand for all natural, non-GMO and organic products. The target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company’s filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran’s expectations regarding its future financial results, sales growth, adjusted EBITDA (non-GAAP) improvements, and SG&A. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that operations are disrupted by the COVID-19 pandemic and timing of profitable operations. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact

Rob Fink

FNK IR

ribt@fnkir.com

646.809.4048